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                                                                    EXHIBIT 10.1


                          DEBENTURE PURCHASE AGREEMENT


         DEBENTURE PURCHASE AGREEMENT ("AGREEMENT") dated as of June 15, 2001 between U.S. Plastic Lumber Corp., a Nevada corporation (the "COMPANY"), and the entity listed as a Purchaser on SCHEDULE I attached to this Agreement (the "PURCHASER").

                                   WITNESSETH:


         WHEREAS, the Company desires to sell and issue to the Purchaser, and the Purchaser wishes to purchase from the Company, 18% Debentures due May 31, 2002 (the "DEBENTURES"), in the aggregate principal amount of $4,000,000 at an aggregate price of $4,000,000, containing the terms and provisions set forth in the Debentures in the form of EXHIBIT 1.1A attached hereto (the "ISSUANCE"), on the terms and conditions set forth herein; and

         WHEREAS, upon certain occurrences the Debentures will become convertible into shares ("COMMON SHARES") of common stock, par value $.0001 of the Company ("COMMON STOCK"), pursuant to the terms of the Debentures, and the Purchaser will have registration rights with respect to such Common Shares and the Warrant Shares (as defined herein), pursuant to the terms of that certain Registration Rights Agreement to be entered into between the Company and the Purchaser substantially in the form of EXHIBIT 4.2(F) hereto ("REGISTRATION RIGHTS AGREEMENT");

         WHEREAS, to induce the Purchaser to purchase the Debentures, the Company has agreed to issue to the Purchaser warrants exercisable for 250,000 shares of Common Stock in the form attached as EXHIBIT 1.1B (the "WARRANTS"; and, together with the Debentures, the "SECURITIES"); and

         WHEREAS, to secure the obligations of the Company under: (i) the Debentures; (ii) the Company's 5% Convertible Debentures due February 2, 2005 (the "2000 DEBENTURES") and (iii) the Company's 15% Series D Preferred Stock (the "SERIES D PREFERRED STOCK"), the Company is granting to the Purchaser a second lien on all assets of the Company pursuant to the terms of a Security Agreement and the Purchaser, substantially in the form of EXHIBIT 4.2(G) hereto (the "SECURITY AGREEMENT").

                                   ARTICLE 1

                  PURCHASE AND SALE OF DEBENTURES AND WARRANTS

         Section 1.1 Issuance of Debentures and Warrants.

                  (a) Issuance. Upon the following terms and conditions, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the outstanding principal amount of Debentures and the number of Warrants indicated next to such Purchaser's name on SCHEDULE I attached hereto.


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                  (b) Purchase Price. The purchase price for the Debentures to be acquired by the Purchaser (the "PURCHASE PRICE") shall be the Purchase Price set forth next to such Purchaser's name on SCHEDULE I.

                  (c) The Closing.

                  (i) The closing of the purchase and sale of the Debentures and the Warrants (the "CLOSING") in the Issuance, shall take place at the offices of Kleinberg, Kaplan, Wolff & Cohen, P.C. ("PURCHASER'S COUNSEL") or at such other place as is mutually agreeable, at 10:00 am., local time on the later of the following: (x) the date on which the last to be fulfilled or waived of the conditions set forth in Article IV hereof and applicable to the Closing shall be fulfilled or waived in accordance herewith, or (y) such other time and place and/or on such other date as the Purchaser and the Company may agree. The date on which the Closing occurs is referred to herein as the "CLOSING DATE".

                  (ii) On the Closing Date, the Company shall deliver to the Purchaser (x) certificates (with the number of and outstanding principal amount of such certificates requested by such Purchaser) representing the Debentures purchased hereunder by such Purchaser at the Closing registered in the name of such Purchaser or its nominee and (y) the Warrants registered in the name of Purchaser or its nominee in such denominations as reasonably requested by such Purchaser, and such Purchaser shall deliver to the Company the Purchase Price for the Debentures purchased by such Purchaser hereunder by wire transfer in immediately available funds to an account designated in writing by the Company. The delivery of payment by the Purchaser of the Purchase Price applicable to it as set forth in this paragraph shall constitute a payment delivered to the Company in satisfaction of such Purchaser's obligation to pay the Purchase Price hereunder. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the applicable Closing.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

         Section 2.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser as of the date hereof and on the Closing Date:

                  (a) Organization and Qualification; Material Adverse Effect. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of


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Nevada and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any direct or indirect subsidiaries other than the subsidiaries listed on SCHEDULE 2.1(A) attached hereto. Except where specifically indicated to the contrary, all references in this Agreement to subsidiaries shall be deemed to refer to all direct and indirect subsidiaries of the Company. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "MATERIAL ADVERSE EFFECT" means any adverse effect on the business, operations, properties, prospects, or financial condition of the entity with respect to which such term is used and which is (either alone or together with all other adverse effects) material to such entity and other entities controlling or controlled by such entity taken as a whole, and any material adverse effect on the transactions contemplated under this Agreement, the Registration Rights Agreement, the Security Agreement or any other agreement or document contemplated hereby or thereby.

                  (b) Authorization; Enforcement. (i) The Company has all requisite corporate power and authority to enter into and perform this Agreement, the Warrants, the Security Agreement and the Registration Rights Agreement and to issue the Debentures and Warrants in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement, the Warrants, the Security Agreement and the Registration Rights Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby, including the issuance of the Debentures, the Common Shares and the Warrant Shares, have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors (or any committee or subcommittee thereof) or stockholders is required, (iii) this Agreement, the Warrants, the Debentures, the Security Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company, and (iv) this Agreement, the Warrants, the Debentures, the Security Agreement and the Registration Rights Agreement constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

                  (c) Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock; as of March 31, 2001 there were 35,041,772 shares of Common Stock and, except as set forth on Schedule 2.1(c), no shares of preferred stock issued and outstanding. All of the outstanding shares of the Company's Common Stock and preferred stock have been validly issued and are fully paid and nonassessable. Except as set forth in SCHEDULE 2.1(C), no shares of capital stock are entitled to preemptive rights; and there are as of March 31, 2001 outstanding options for 5,389,000 shares of Common Stock and outstanding warrants for shares of Common Stock (excluding the Warrants). The Company's issued and outstanding preferred stock is, and will be, in all respects junior to the Debentures. Except as set forth in SCHEDULE 2.1(C), there are no other scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights exchangeable for or convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may


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become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible or exchangeable into shares, of capital stock of the Company. Except where such information has been clearly set forth in the SEC Documents (as defined below), the Company agrees to update the information contained in the preceding sentences of this Section 2.1(c) and in SCHEDULE 2.1(C) in a certificate delivered to the Purchaser on a quarterly basis, in the event that the Purchaser is deemed an "underwriter" by the SEC (as defined below). Attached hereto as EXHIBIT 2.1(C)(I) is a true and correct copy of the Company's Certificate of Incorporation (the "CHARTER"), as in effect on the date hereof, and attached hereto as EXHIBIT 2.1(C)(II) is a true and correct copy of the Company's By-Laws, as in effect on the date hereof (the "BY-LAWS").

                  (d) Issuance of Common Shares. The Common Shares and the shares of Common Stock issuable upon the exercise of the Warrants (the "WARRANT SHARES") are duly authorized and reserved for issuance and, upon such conversion in accordance with the Debentures and/or exercise in accordance with the Warrants such Common Shares and Warrant Shares will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances, and entitled to be traded on the Nasdaq National Market ("NASDAQ NM") (or the American Stock Exchange or the New York Stock Exchange, collectively with the Nasdaq NM, the "APPROVED MARKETS"), and the holders of such Common Shares and Warrant Shares shall be entitled to all rights and preferences accorded to a holder of Common Stock. The outstanding shares of Common Stock are currently listed on the Nasdaq NM.

                  (e) No Conflicts. The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Security Agreement and the Warrants by the Company and the consummation by the Company of the transactions contemplated hereby and thereby and the issuance of the Debentures and the Warrants do not and will not (i) result in a violation of the Company's Charter or By-Laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or any of its subsidiaries is a party (collectively, "COMPANY AGREEMENTS"), or (iii) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected. The business of the Company and its direct and indirect subsidiaries is being conducted in material compliance with
(i) its charter and bylaws, (ii) all Company Agreements and (iii) all applicable laws, ordinances or regulations of any governmental entity. The Company is not required under Federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, the Registration Rights Agreement, the Security Agreement, the Debentures and the Warrants or issue and sell the Debentures in accordance with the terms hereof and issue the Common Shares upon conversion thereof and issue the Warrant Shares on exercise of the Warrants and for the registration provisions provided in the Registration Rights Agreement.


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                  (f) SEC Documents; No Non-Public Information; Financial
Statements. The Common Stock of the Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d), in addition to one or more registration statements and amendments thereto heretofore filed by the Company with the SEC (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC DOCUMENTS"). The Company has delivered or made available to the Purchaser true and complete copies of all SEC Documents (including, without limitation, proxy information and solicitation materials and registration statements) filed with the SEC since March 31, 2001. The Company has not directly or indirectly provided to the Purchaser any material non-public information or any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as may otherwise be disclosed in any of the Schedules attached hereto, the SEC Documents contain all material information concerning the Company, and no event or circumstance has occurred which would require the Company to disclose such event or circumstance in order to make the statements in the SEC Documents not misleading on the date hereof or on the Closing Date but which has not been so disclosed. The financial statements of the Company included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                  (g) Principal Exchange/Market. The principal market on which the Common Stock is currently traded is the Nasdaq NM.

                  (h) No Material Adverse Change. Since December 31, 2000, other than as disclosed in the SEC Documents, no Material Adverse Effect has occurred or exists, and no event or circumstance has occurred that with notice or the passage of time or both is reasonably likely to result in a Material Adverse Effect with respect to the Company or its subsidiaries.

                  (i) No Undisclosed Liabilities. The Company and its subsidiaries have no liabilities or obligations not disclosed in the Pre-Agreement SEC Documents (as defined below) or in any Schedule attached hereto, other than those liabilities incurred in the ordinary course of


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the Company's or its subsidiaries' respective businesses since December 31,
2000, which liabilities, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company or its direct or indirect subsidiaries.

                  (j) No Undisclosed Events or Circumstances. To the best knowledge of the Company, no material event or circumstance has occurred or exists with respect to the Company or its direct or indirect subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed, other than as set forth in the Schedules attached hereto.

                  (k) No General Solicitation. Neither the Company, nor any of its affiliates, or, to its knowledge, any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act of 1933, as amended (the "ACT")) in connection with the offer or sale of the Debentures or Common Shares.

                  (l) No Integrated Offering. Neither the Company, nor any of its affiliates, nor to its knowledge any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Debentures, the Warrants or the Common Shares or Warrant Shares under the Act.

                  The issuance of the Debentures, Warrants, Common Shares, or Warrant Shares to the Purchaser will not be integrated with any other issuance of the Company's securities (past, current or future) which requires stockholder approval under the rules of the Nasdaq NM.

                  (m) Form S-3. The Company is eligible to file the Registration Statement (as defined in the Registration Rights Agreement) on Form S-3 under the Act and rules promulgated thereunder, and Form S-3 is permitted to be used for the transactions contemplated hereby under the Act and rules promulgated thereunder.

                  (n) Intellectual Property. The Company (and/or its wholly-owned subsidiaries) owns or has licenses to use certain patents, copyrights and trademarks ("INTELLECTUAL PROPERTY") associated with its business. The Company and its subsidiaries have all intellectual property rights which are needed to conduct the business of the Company and its subsidiaries as it is now being conducted or as proposed to be conducted as disclosed in the SEC Documents. The Company and its subsidiaries have no reason to believe that the intellectual property rights which it owns are invalid or unenforceable or that the use of such intellectual property by the Company or its subsidiaries infringes upon or conflicts with any right of any third party, and neither the Company nor any of its subsidiaries has received notice of any such infringement or conflict. The Company and its subsidiaries have no knowledge of any infringement of its intellectual property by any third party.

                  (o) Shareholder Rights Plan. None of the acquisition of Debentures, Warrants, Common Shares or Warrant Shares nor the deemed beneficial ownership of shares of Common Stock prior to, or the acquisition of such shares pursuant to, the conversion of



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Debentures or the exercise of the Warrants will in any event under any circumstance trigger the poison pill provisions of any stockholders' rights or similar agreements, or a substantially similar occurrence under any successor or similar plan.

                  (p) No Litigation. Except as set forth in Schedule 2.1(p) or in the Pre-Agreement SEC Documents (as defined in Section 2.2(c) (i) below), no litigation or claim (including those for unpaid taxes) against the Company or any of its subsidiaries is pending or, to the Company's knowledge, threatened, and no other event has occurred, which if determined adversely could reasonably be expected to have a Material Adverse Effect on the Company or could reasonably be expected to materially and adversely effect the transactions contemplated hereby. The legal proceedings described in the Pre-Agreement SEC Documents will not have an effect on the transactions contemplated hereby, and will not have a Material Adverse Effect on the Company.

                  (q) Brokers. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company or any Purchaser relating to this Agreement or the transactions contemplated hereby.

                  (r) Acknowledgement of Dilution. The number of shares of Common Stock constituting Common Shares or Warrant Shares may increase substantially in certain circumstances, including the circumstance where the trading price of the Common Stock declines. The Company acknowledges that its obligation to issue Common Shares upon conversion of Debentures and Warrant Shares upon exercise of the Warrants is absolute and unconditional, regardless of the dilution that such issuance may have on other shareholders of the Company.

                  (s) Other Purchasers. Except as set forth on SCHEDULE 2.1(S), there are no outstanding securities issued by the Company that are entitled to registration rights under the Act. Except as set forth in SCHEDULE 2.1(S), there are no outstanding securities issued by the Company that are directly or indirectly convertible into, exercisable into, or exchangeable for, shares of Common Stock of the Company, or that have anti-dilution or similar rights that would be affected by the issuance of the Debentures, the Common Shares, the Warrants or the Warrant Shares.

                  (t) Certain Transactions. Except as disclosed in the Pre-Agreement SEC Documents, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

                  (u) Permits; Compliance. The Company and each of its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its


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properties and to carry on its business as it is now being conducted
(collectively, the "COMPANY PERMITS"), and there is no action pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits except for such Company Permits the failure of which to possess, or the cancellation or suspension of which, would not, individually or in the aggregate, have a material effect on the Company. To the best of its knowledge, neither the Company nor any of its subsidiaries is in material conflict with, or in material default or material violation of, any of the Company Permits. Since December 31, 1999, neither the Company nor any of its subsidiaries has received any notification with respect to possible material conflicts, material defaults or material violations of applicable laws.

                  (v) Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its direct and indirect subsidiaries are engaged. Neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

                  (w) Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company's board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  (x) Environmental Matters. Except as otherwise disclosed in the Pre-Agreement SEC Documents, the Company and each of its subsidiaries is in compliance in all material respects with all applicable state and federal environmental laws and no event or condition has occurred that may interfere with the compliance by the Company or any of its subsidiaries with any environmental law or that may give rise to any liability under any environmental law that, individually or in the aggregate, would have a Material Adverse Effect.

                  (y) Solvency.

                  (i) Based on the financial condition of the Company as of the Closing Date, the Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including contingent liabilities) as they mature.

                  (ii) Based on the financial condition of the Company as of the Closing Date, the Company's assets do not constitute unreasonably small capital to carry out its business as now conducted and as proposed to be conducted including the Company's capital needs


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                  taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof.

                  (iii) The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Based on the financial condition of the Company as of the Closing Date, the current cash flow of the Company, together with the proceeds the Company would receive from this transaction, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.

                  (iv) The Company does not intend, and does not believe, that final judgments against the Company in actions for money damages will be rendered at a time when, or in an amount such that, the Company will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The Company's cash flow, after taking into account all other anticipated uses of the cash (including the payments on or in respect of debt referred to in paragraph (iii) above), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

                  (v) Neither the Company nor any of its subsidiaries is subject to any bankruptcy, insolvency or similar proceeding.

                  (z) Taxes. All federal, state, city and other tax returns, reports and declarations required to be filed by or on behalf of the Company and each of its subsidiaries have been filed and such returns are complete and accurate and disclose all taxes (whether based upon income, operations, purchases, sales, payroll, licenses, compensation, business, capital, properties or assets or otherwise) required to be paid in the periods covered thereby. Copies of all such returns have been provided to the Purchaser. All taxes shown on such returns and any deficiency assessments, penalties and interest have been paid, or will be paid when due or are being contested in good faith. All taxes required to be withheld by or on behalf of the Company or any such subsidiary in connection with amounts paid or owing to any employees, independent contractor, creditor or other party have been withheld, and such withheld taxes have either been duly and timely paid to the proper governmental authorities or set aside in accounts for such purposes.

                  (aa) Title to Properties; Encumbrances. SCHEDULE 2.1(AA) contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company and its subsidiaries. Each of the Company and its subsidiaries owns (with good and marketable


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title in the case of real property) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own. All material properties and related assets listed on SCHEDULE 2.1(AA) are free and clear of all encumbrances and are not subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature, except, with respect to all such properties and assets, (a) mortgages or security interests shown on SCHEDULE 2.1(AA) as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) liens for current taxes not yet due, and (c) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations the Company or any of its subsidiaries, and
(ii) zoning laws and other land use restrictions (including, but not limited to, easements of records) that do not impair the present or anticipated use of the property subject thereto. All buildings, plans, and structures owned by the Company or any of its subsidiaries lie wholly within the boundaries of the real property owned by the Company or such subsidiaries, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other person.

                  (bb) No Reliance on Purchasers. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm's length purchaser with respect to this Agreement, the Security Agreement and the Registration Rights Agreement and the performance under the Debentures and the Warrants and the transactions contemplated hereby and thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement, the Security Agreement and the Registration Rights Agreement and the performance under the Debentures and the Warrants and the transactions contemplated hereby and thereby. The Company further represents to the Purchaser that the Company's decision to enter into this Agreement, the Security Agreement and the Registration Rights Agreement and the performance under the Debentures and the Warrants has been based solely on the independent evaluation by the Company and its representatives.

                  (cc) Foreign Corrupt Practices Act. Neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company or any subsidiary of the Company has, in the course of acting for, or on behalf of, the Company, directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government or party official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar treaties of the United States; or directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

                  (dd) MFN and Variable Rate Transactions. Except for the Amended and Restated Common Stock Purchase Agreement, dated as of May 16, 2001, by and between the Company and Fusion Capital Fund II, LLC, the Company has not entered into any MFN Transaction or Variable Rate Transaction (other than transactions entered into with the Purchasers), pursuant to which: (1) securities or potential obligations to issue securities are still outstanding or (2) the issuance conversion, or exercise, as the case may be, of the Debentures or the Warrants trigger, or may in the future trigger, an adjustment.

                  The term "MFN TRANSACTION" shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions (the "MFN Offering") which grants to a purchaser (the "MFN Purchaser") the right to receive additional shares (including without limitation as a result of a lower conversion, exchange or exercise price but excluding customary antidilution protections) based upon subsequent transactions of the Company on terms more favorable than those granted to such MFN Purchaser in such MFN Offering. As used herein, term "VARIABLE RATE TRANSACTION" shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of, Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, or (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (but excluding standard stock split anti-dilution provisions), or (ii) any securities of the Company pursuant to an "equity line" structure which provides for the sale, from time to time, of securities of the Company which are registered for resale under the Act.

                  (EE) [INTENTIONALLY OMITTED].

                  (ff) Compliance with 2000 Debentures. The Company is in full compliance with the terms of the 2000 Debentures, the Purchase Agreement dated as of February 2, 2000 by and between the Company and the Purchaser, and the documents contemplated thereby.

                  (gg) Schedule of Payments. Attached as Schedule 2.1(gg) is the schedule of remaining principal payments under the Company's Credit Agreement, dated as of June 30, 2000, by and among the Company, Bank of America, NA as Agent and the Lenders set forth therein, as subsequently amended (the "LOAN AGREEMENT").

                  (hh) Chicago Real Estate. Based upon discussions with Wexford Banc Group, all independent appraisals of the Chicago Real Estate (as defined below) reflect a valuation of at least $14.5 million. Based upon discussions with Wexford Banc Group, the Phase I environmental audit and the engineering report performed on the Chicago Real Estate have not indicated any developments or situations which could have a Material Adverse Effect.

         Section 2.2 Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Company as of the date hereof and on the Closing Date:

                  (a) Authorization; Enforcement. (i) Such Purchaser has the requisite power and authority to enter into and perform this Agreement, the Security Agreement and the

Registration Rights Agreement and to purchase the Debentures and to acquire the Warrants being sold to it hereunder, (ii) the execution and delivery of this Agreement, the Security Agreement and the Registration Rights Agreement by such Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action, and (iii) this Agreement, the Security Agreement and the Registration Rights Agreement constitute valid and binding obligations of such Purchaser enforceable against such Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

                  (b) No Conflicts. The execution, delivery and performance of this Agreement, the Security Agreement and the Registration Rights Agreement and the performance under the Debentures and Warrants and the consummation by such Purchaser of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of such Purchaser's organizational documents, or
(ii) conflict with any agreement, indenture or instrument to which such Purchaser is a party, or (iii) result in a material violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Purchaser. Such Purchaser is not required to obtain any consent or authorization of any governmental agency in order for it to perform its obligations under this Agreement, the Security Agreement, the Registration Rights Agreement, the Warrants or the Debentures.

                  (c) Purchase Representations.

                  (i) Information. The Company has furnished such Purchaser with its annual report on Form 10-K for its fiscal year ended December 31, 2000 (the "FISCAL YEAR END"), its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001, and all other reports or documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act prior to the Closing Date (the "PRE-AGREEMENT SEC DOCUMENTS").

                  (ii) Access to Other Information. Such Purchaser acknowledges that the Company has made available to such Purchaser the opportunity to examine such additional documents from the Company and to ask questions of, and receive full answers from, the Company concerning, among other things, the Company, its financial condition, its management, its prior activities and any other information which such Purchaser considers relevant or appropriate in connection with entering into this Agreement.

                  (iii) Risks of Purchase. Such Purchaser acknowledges that the Debentures have not been registered under the Act. Such Purchaser is familiar with the provisions of Rule 144 and understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Act or some other exemption from the registration requirements of the Act will be required in order to dispose of the Debentures, and that such Purchaser may be required to hold its Debentures received under this Agreement for a significant period of time prior to reselling them, subject to the Company successfully registering the Common Shares pursuant to the Registration Rights Agreement. Such Purchaser is capable of assessing the risks of an investment in the Debentures and is fully aware of the economic risks thereof. Such Purchaser acknowledges that the Company's operating results have in the past and may in the current period and in future periods not meet the expectations of securities analysts and that failure to meet such expectations would be likely to have a material adverse effect on the trading price and salability of the Common Shares.

                  (iv) Purchase Representation. Such Purchaser is purchasing the Debentures and the Warrants for its own account and not with a view to distribution in violation of any securities laws. Such Purchaser has no present intention to sell the Debentures, Warrants, Common Shares, or Warrant Shares in violation of federal or state securities laws and such Purchaser has no present arrangement (whether or not legally binding) to sell the Debentures, Warrants, Common Shares or Warrant Shares to or through any person or entity; provided, however, that by making the representations herein, such Purchaser does not agree to hold the Debentures, Warrants, Common Shares or Warrant Shares for any minimum or other specific term and reserves the right to dispose of the Debentures, Warrants, Common Shares or Warrant Shares at any time in accordance with federal and state securities laws applicable to such disposition.

                  (v) Restricted Securities. It acknowledges and understands that the terms of Issuance have not been reviewed by the SEC or by any state securities authorities and that the Debentures have been issued in reliance on the certain exemptions for non-public offerings under the Act, which exemptions depend upon, among other things, the representations made and information furnished by such Purchaser, including the bona fide nature of such Purchaser's investment intent as expressed above.

                  (vi) Accuracy of Information. All information that such Purchaser provides to the Company hereunder is correct and complete as of the date set forth above.

                  (vii) Ability to Bear Economic Risk. It is an "accredited" investor within the meaning of Regulation D under the Securities Act, and that it (i) is able to bear the economic risk of its investment in the Debentures, (ii) is able to hold the Debentures for an indefinite period of time, (iii) can afford a complete loss of its investment in the Debentures and (iv) has adequate means of providing for its current needs.

                  (viii) No Public Solicitation. At no time was such Purchaser presented with or solicited by any general mailing, leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or general solicitation in connection with the Issuance.

                  (ix) Reliance by the Company. Such Purchaser understands that the Debentures and Warrant are being offered and sold in reliance on a transactional exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Debentures and Warrants.

                  (d) Brokers. Such Purchaser has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company relating to this Agreement or the transactions contemplated hereby.

                                   ARTICLE 3

                                   COVENANTS

         Section 3.1 Registration and Listing; Effective Registration. Until the second anniversary of the issuance of the Debentures and the Warrants, the Company will cause the Common Stock issuable upon the exercise of the Securities to continue at all times to be registered under Section 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations. Until such time as no Debentures or Warrants are outstanding, the Company shall continue the listing or trading of the Common Stock on the Nasdaq NM or one of the other Approved Markets and comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Approved Market on which the Common Stock is listed. The Company shall cause the Common Stock to be listed on the Nasdaq NM no later than the registration of the Common Stock under the Act, and at all times shall continue such listing(s) on one of the Approved Markets. As used herein and in the Registration Rights Agreement, the Debenture and the Warrants, the term "Effective Registration" shall mean that all registration obligations of the Company pursuant to the Registration Rights Agreement and this Agreement have been satisfied, such registration is not subject to any suspension or stop order, the prospectus for the Common Stock issuable upon conversion and/or exercise of the Securities is current and deliverable, the Purchaser is not identified as an "underwriter" in the registration statement effected pursuant to the Registration Rights Agreement, and such shares of Common Stock are listed for trading on one of the Approved Markets and such trading has not been suspended for any reason, none of the Company or any direct or indirect subsidiary of the Company is subject to any bankruptcy, insolvency or similar proceeding, and no Interfering Event (as defined in Section 2(b) of the Registration Rights Agreement) exists.

         Section 3.2 Debentures on Conversion and Warrants on Exercise.

                  (a) Upon any conversion by the Purchaser (or then holder of Debentures) of the Debentures pursuant to the terms thereof, the Company shall issue and deliver to such Purchaser (or holder) within three (3) Trading Days (as such term is defined in the Debenture) of the Conversion Date (as defined in the Debenture), a new certificate or certificates for the principal amount of Debentures which such Purchaser (or holder) has not yet elected to convert but which is evidenced in part by the certificate(s) submitted to the Company in connection with such conversion (with the number of and denomination of such new certificate(s) designated by such Purchaser or holder).

                  (b) Upon any partial exercise by the Purchaser (or then holder of the Warrants) of the Warrants, the Company shall issue and deliver to such Purchaser (or holder) within three (3) days of the date on which such Warrants are exercised, a new Warrant or Warrants representing the number of adjusted Warrant Shares, in accordance with the terms of Section 2 of the Warrants.

         Section 3.3 Replacement Debentures and Warrants.

                  (a) The certificate(s) representing the Debentures held by the Purchaser (or then holder) may be exchanged by such Purchaser (or such holder) at any time and from time to time for certificates with different denominations representing an equal aggregate number of Debentures, as requested by such Purchaser (or such holder) upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

                  (b) The Warrants will be exchangeable at the option of the Purchaser (or then holder of the Warrants) at the office of the Company for other Warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of Warrant Shares as are purchasable under such Warrants. No service charge will be made for such transfer or exchange.

         Section 3.4 Expenses. The Company shall pay in immediately available funds, at the Closing and promptly upon receipt of any further invoices relating to same, all reasonable due diligence fees and expenses and attorneys' fees and expenses of the Purchaser's Counsel, incurred by the Purchaser in connection with the preparation, negotiation, execution and delivery of this Agreement, the Registration Rights Agreement, the Debentures, the Warrants and the related agreements and documents and the transactions contemplated hereunder and thereunder. At Closing, the Company shall pay the amount due for such fees and expenses (which may include fees and expenses estimated to be incurred for completion of the transaction including post-closing matters). In the event such amount is ultimately less than the actual fees and expenses, the Company shall promptly pay such deficiency upon receipt of an invoice regarding same.

         Section 3.5 Securities Compliance. The Company shall notify the SEC and the Nasdaq NM, in accordance with their requirements, of the transactions contemplated by this Agreement, the Debenture, the Registration Rights Agreement and the Warrants, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Debentures hereunder, the Common Shares issuable upon conversion thereof, the Warrants and the Warrant Shares issuable upon exercise of the Warrants.

         Section 3.6 Dividends or Distributions; Purchases of Equity Securities. So long as any Debentures or Warrants remain outstanding, the Company agrees that it shall not (a) declare or pay any dividends or make any distributions to any holder or holders of Common Stock, or (b) purchase or otherwise acquire for value, directly or indirectly, any shares of Common Stock or other equity security of the Company; provided that the Company may purchase or acquire shares of Common Stock so long as the Company (i) purchases or acquires such shares on the open market or pursuant to a tender offer directed to all of the Company's shareholders and (ii) does not utilize the proceeds of the issuances of the Debentures for such purpose.

         Section 3.7 Notices. The Company agrees to provide all holders of Debentures and Warrants with copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to the holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such Common Stock holders.

         Section 3.8 Use of Proceeds. The Company agrees that the proceeds received by the Company from the sale of the Debentures hereunder shall be used for working capital purposes.

         Section 3.9 MFN. If at any time within twelve (12) months from the Closing Date ("MFN PERIOD") the Company issues Common Stock (or securities or rights exercisable or exchangeable for, or convertible into, Common Stock ("Derivative Securities") in a private placement at a discount or in the Purchaser's judgment on terms more favorable to the purchaser thereof than the terms specified in Section 5(c) of the Debentures or at a ceiling price less than the Conversion Price (as defined in the Debentures and as adjusted pursuant to the terms thereof), then the Debentures will automatically (at the Purchaser's request) be adjusted to provide for such discount or lower or more favorable Conversion Price, as applicable. If at any time within the MFN Period
(i) the Company has issued and outstanding any Floating Rate Derivative Securities (as defined below) and (ii) under the terms of such Floating Rate Derivative Securities a holder thereof could have exercised, exchanged or converted them for Common Stock at a price per share less than the Conversion Price (as defined in Section 5(c) of the Debentures) then the Conversion Price shall be reduced to equal the lowest of such exercise, exchange or conversion prices from time to time. For purposes hereof, a Floating Rate Derivative Security is a Derivative Security that is exercisable, exchangeable or convertible into or for Common Stock at a price that varies or is subject to adjustment or reset based upon market prices after the initial issuance of the security.

         Section 3.10 Reservation of Stock Issuable Upon Conversion and Upon Exercise of the Warrants. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Debentures and the exercise of the Warrants, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Debentures and the full exercise of the Warrants and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding Debentures and the full exercise of the Warrants, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite shareholder approval. Without in any way limiting the foregoing, the Company agrees to reserve and at all times keep available solely for purposes of conversion of Debentures and the exercise of the Warrants such number of authorized but unissued shares of Common Stock that is at least equal to 200% of the aggregate shares issuable upon conversion of Debentures, and 200% of the aggregate shares issuable on exercise of Warrants, which number may be reduced by the number of Common Shares or Warrant Shares actually delivered pursuant to conversion of Debentures or exercise of the Warrants and shall be appropriately adjusted for any stock split, reverse split, stock dividend or reclassification of the Common Stock. If the Company falls below the reserves specified in the immediately preceding sentence and does not cure such non-compliance within 30 days of its start, then the Purchaser will be entitled to the discount adjustments specified in Section 2(b)(i) of the Registration Rights Agreement. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all the then outstanding Debentures or the full exercise of the Warrants, the Purchaser shall be entitled to, inter alia, the premium price redemption rights provided in the Registration Rights Agreement.

         Section 3.11 Best Efforts. The parties shall use their best efforts to satisfy timely each of the conditions described in Article IV of this Agreement.

         Section 3.12 Form D; Blue Sky Laws. The Company agrees to file a Form D with respect to the Debentures, Warrants, Common Shares and Warrant Shares, as required under Regulation D and to provide a copy thereof to the Purchaser promptly after such filing. The Company shall, on or before each Closing Date, take such action as the Company shall have reasonably determined is necessary to qualify the Debentures, Warrants, Common Shares and Warrant Shares for sale to the Purchaser at the Closing pursuant to this Agreement under applicable securities or "blue sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Purchaser on or prior to the Closing Date.

         Section 3.13 Limitation on Indebtedness.

                  (a) Until such time as no Debentures or 2000 Debentures shall remain outstanding, the Company agrees that neither the Company nor any direct or indirect subsidiary of the Company shall create, incur, assume, guarantee, secure or in any manner become liable in respect of any indebtedness, or suffer to exist any indebtedness, such that aggregate indebtedness shall be in excess of 70% of the book value of the Company's assets, on a consolidated basis.

                  (b) Intentionally omitted.

         Section 3.14 20% Cap. The Purchaser shall, be entitled to convert Debentures into a total of ______ Common Shares (19.99% of the Common Stock issued and outstanding on the date hereof, which number shall be subject to readjustment for any stock split, stock dividend or reclassification of the Common Stock) (the "20% CAP"). Once the Purchaser has received the 20% Cap upon conversion of its Debentures, it may request that the Company redeem its remaining Debentures at a price equal to 120% of the Outstanding Principal Amount (as defined in the Debentures) that remain outstanding. The restrictions and redemption obligations set forth in this Section 3.14 shall cease to apply if (a) the Company obtains written shareholder approval to issue Common Shares in excess of the 20% Cap pursuant to Nasdaq Rule 4460 or (b) the Company provides the Purchaser with irrevocable written notice, based upon the advice of its counsel, that any such issuance of Common Shares upon conversion of the Debentures is not subject to the 20% Cap pursuant to Rule 4460 of the NASD Manual applicable to the Company, which is a company listed on the NMS. The Company will use its best efforts promptly to obtain either the shareholder approval or the irrevocable notice described in the preceding sentence and to provide the Purchasers with a copy of same without limiting the foregoing, the Company shall solicit the aforementioned shareholder approval at the next shareholders meeting (for whatever purpose it may be called) which, in any event, shall not be later than November 30, 2001 in which the Company will solicit the aforementioned shareholder approval, will solicit proxies in favor of issuing Common Shares in excess of the 20% Cap and will use its best efforts to have all affiliates of the Company which own or control shares of Common Stock to vote their shares in favor of such resolution.

         SECTION 3.15 [OMITTED].

         Section 3.16 Conversion of Existing Debentures; Standstill on
Conversion.

                  (a) The Purchaser agrees to deliver, within twenty (20) Trading Days after the Closing, conversion notices for up to $2 million (but not less than $1 million) principal amount of 2000 Debentures previously acquired from the Company pursuant to that certain Convertible Debenture Purchase Agreement, dated as of February 2, 2000. However, the foregoing obligation is conditioned upon the shares of Common Stock into which such 2000 Debentures are convertible being subject to Effective Registration at all times commencing with the date hereof through the conversion date.

                  (b) The Purchaser hereby covenants that, in the event the Closing occurs, it shall not, until the six month anniversary of the Closing, effect any conversions of the 2000 Debentures, other than those referred to in
Section 3.16(a) above; provided that this limitation shall not apply: (i) if the Company is in default with respect to any of its obligations under this Agreement, the Debentures, the 2000 Debentures, the Debenture Purchase Agreement and Registration Rights Agreement relating to the 2000 Debentures, the Security Agreement, the Registration Rights Agreement or the Warrant; (ii) if the transaction referred to in Section 3.17 below has not been consummated by August 15, 2001; (iii) on days where the shares of Common Stock trade at a price above $3.00 per share (as such price may be subsequently adjusted to reflect stock splits, stock dividends, reverse splits and consolidations); or (iv) the Company has delivered a Redemption Notice pursuant to Section 3A.1 below.

         Section 3.17 Sale/Leaseback of Chicago Real Estate. The Company shall use its best efforts to effect a sale/leaseback, yielding net proceeds to the Company of at least $7.5 million, of its real estate located at 2600 West Roosevelt Road, 110 South Washtenaw in Chicago, Illinois (the "Chicago Real Estate") by no later than August 15, 2001. In the event that such transaction is not closed by such date, then:

                  (i) The coupon on the Debenture shall be increased, effective such date, to 25% per annum;

                  (ii) The Debentures shall become convertible into Common Shares, pursuant to Section 5 therein; and

                  (iii) The Company shall thereupon issue to the Purchaser a Warrant (the "ADDITIONAL WARRANT"), expiring August 15, 2006, to purchase an additional 250,000 shares of Common Stock at a purchase price equal to 120% of the closing market price of the Common Stock on August 15, 2001, but otherwise containing the same terms and provisions as the Warrant.

         Section 3.18 Mortgages. As soon as practicable following the Closing Date, the Company shall prepare and duly record mortgages or deeds of trust, as the case may be, on all of its real property owned by it or any subsidiaries, to secure the obligations under the Debentures, 2000 Debentures and Series D Preferred Stock, which mortgages or deeds of trust, shall be in form and substance reasonably satisfactory to Purchaser; provided, however, that the Company shall not be required to prepare and file such mortgages or deeds of trust with respect to the Chicago Real Estate and the Ocala Real Estate (as defined below) unless, in each case, the sale/leaseback of such property shall not have been consummated by August 15, 2001; provided, however, that in each such case, if the sale/leaseback has not been consummated by August 15, 2001, such mortgages shall be duly filed and recorded by August 31, 2001.

         Section 3.19 June 30 Payment. The Company shall notify the Purchaser, on or before June 30, 2001, whether the payment due on such date pursuant to the Loan Agreement, has been paid or has been waived by the lenders thereunder.

                                   ARTICLE 3A

                                   REPURCHASES

         Section 3A.1 Optional Repurchases.

                  (a) The Company shall have the option, at any time upon 5 business days written notice to the Purchaser to repurchase: (i) all or any portion of the Debentures; (ii) all or any portion of the shares of the Series D Preferred Stock held by the Purchaser and; (iii) up to $2,000,000 in principal amount of the 2000 Debentures (provided that if the conditions set forth in paragraph 3A.1(b)(ii)(B) shall apply, then the price shall be the greater of 125% of the Outstanding Principal Amount or the product of the number of Common Shares issuable upon conversion of the Debentures (without regard to any limitations set forth therein) multiplied by the greater of the Market Price of the Common Stock (as defined in the Debenture) on the date of redemption or on the date of the redemption request ("Conversion Value")); provided, however, that no portion of the 2000 Debentures shall be redeemed until such time as the Debentures and Series D Preferred Stock shall have been redeemed in full and no portion of the Series D Preferred Stock shall be redeemed until the Debentures shall have been redeemed in full.

                  (b) (i) The Company shall have the option, on 20 Trading Days (as defined in the Debentures) written notice, to repurchase that portion of the 2000 Debentures not included in
                  Section 3A(a)(iii) above, at a price of 110% of the Outstanding Principal Amount (as defined in the 2000 Debentures), plus accrued and unpaid interest (the "REPURCHASE PRICE") subject to the conditions set forth below. The closing of such redemption shall be effected on the 20th Trading Day following receipt of such written notice (the "REPURCHASE NOTICE") at the offices of Purchaser's counsel.

                  (ii) the repurchase set forth above shall be subject to the following conditions, which may be waived by the
                  Purchaser:

                           (A) the Company shall have effected previously or
                  concurrently the redemption of the 2000 Debentures referred to in Section 3A(a)(iii) above, all of the Debentures and all of the Series D Preferred Stock;

                           (B) if the Company is in default with respect to any
                  provision of this Agreement, the Debentures, the Registration Rights Agreement, the Warrant, the 2000 Debentures and the Debenture Purchase or Registration Rights Agreement relating to the 2000 Debentures, then the Repurchase Price shall be the greater of 125% of the Outstanding Principal Amount or the Conversion Value; and

                           (C) on the date of the Redemption Notice and at all
                  times between such date and the redemption, there shall have been Effective Registration (as defined in Section 3.1 of the Debenture Purchase Agreement relating to the 2000 Debentures).

                  (iii) In the event that the Company delivers a Repurchase Notice the limitations on conversion, if any, set forth in
                  Section 3.16(b) above shall thereafter cease to apply.

                  (c) In the event that the Company shall have exercised its right to repurchase under paragraph (a) or (b), the Purchaser's ability to convert the 2000 Debentures, Series D Preferred Stock or the Debentures until the repurchase of such securities shall be unaffected, and the repurchases effected pursuant to paragraphs (a) and (b) above shall apply only to such securities which have not been converted.

         Section 3A.2 Mandatory Redemption. Upon the occurrence of any of the following events, the Company shall redeem the Debentures, after first making any required payments pursuant to the terms of any senior or secured debt existing on the date hereof, from the proceeds of the following transactions:

                  (i)   The sale of the Company's subsidiary Clean Earth, Inc.;

                  (ii) The sale/leaseback of the Chicago Real Estate or the Company's real estate in Ocala, Florida (the "Ocala Real Estate");

                  (iii) Any debt or equity financing received by the Company.

                  Notwithstanding the foregoing, the Company hereby represents and covenants that so long as the Debentures are outstanding, no more than 50% of the proceeds from the sale/leaseback of the Chicago Real Estate shall be applied to the payment of such senior or secured lenders. Any proceeds from the foregoing transactions which remain after the redemption of the Debentures shall be applied by the Company toward the repurchase, to the extent of such remaining proceeds, of the Series D Preferred Stock held by the Purchaser.

                                   ARTICLE 4

                             CONDITIONS TO CLOSINGS

         Section 4.1 Conditions Precedent to the Obligation of the Company to Sell the Debentures. The obligation hereunder of the Company to issue and/or sell the Debentures to the Purchaser at the Closing (unless otherwise specified) is subject to the satisfaction, at or before the Closing, of each of the applicable conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

                  (a) Accuracy of the Purchaser's Representations and Warranties. The representations and warranties of the Purchaser will be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties as of an earlier date, which will be true and correct in all material respects as of such date).

                  (b) Performance by the Purchaser. The Purchaser shall have performed all agreements and satisfied all conditions required to be performed or satisfied by such Purchaser at or prior to the Closing.

                  (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Registration Rights Agreement or the Debentures or the Warrants.

         Section 4.2 Conditions Precedent to the Obligation of the Purchaser to Purchase the Debentures. The obligation hereunder of the Purchaser to acquire and pay for the Debentures at the Closing (unless otherwise specified) is subject to the satisfaction, at or before the Closing, of each of the applicable conditions set forth below. These conditions are for the Purchaser's benefit and may be waived by the Purchaser at any time in its sole discretion.

                  (a) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties as of an earlier date, which shall be true and correct in all material respects as of such date).

                  (b) Performance by the Company. The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company at or prior to the Closing.

                  (c) [INTENTIONALLY OMITTED]

                  (d) No Injunction. No statute, rule, regulation, executive, judicial or administrative order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Registration Rights Agreement or the Debenture or the Warrants.

                  (e) Opinion of Counsel. At the Closing, the Purchaser shall have received: (i) an opinion of the outside counsel of the Company, Blank, Rome, in the form attached hereto as EXHIBIT 4.2(E)(I); (ii) an opinion of Rosetto & Associates, in the form attached hereto as Exhibit 4.2(e)(ii); (iii) an opinion of Illinois counsel to the Company, covering the lien created by the Security Agreement, in form and substance reasonably satisfactory to Purchaser, and such other opinions, certificates and documents as the Purchaser or their counsel shall reasonably require incident to the Closing.

                  (f) Registration Rights Agreement. The Company and the Purchaser shall have executed and delivered the Registration Rights Agreement in the form and substance of EXHIBIT 4.2(F) attached hereto.

                  (g) Security Agreement. The Company and the Purchaser shall have executed and delivered the Security Agreement in the form and substance of
EXHIBIT 4.2(G) hereto.

                  (h) Adverse Changes. Except as otherwise disclosed in the Pre-Agreement SEC Documents, since December 31, 1999, no event which had or is likely to have, in the reasonable judgment of the Purchaser, a Material Adverse Effect on the Company or any of its direct or indirect subsidiaries shall have occurred.

                  (i) Officer's Certificate. The Company shall have delivered to the Purchaser a certificate in form and substance satisfactory to the Purchaser and the Purchaser's Counsel, executed by an officer of the Company, certifying as to satisfaction of closing conditions, incumbency of signing officers, and the true, correct and complete nature of the Charter, By-Laws, good standing and authorizing resolutions of the Company.

                  (j) Debentures and Warrants. The Purchaser shall have received certificates representing the Debentures and Warrants in the form and substance of EXHIBIT 1.1A and EXHIBIT 1.1B hereto.

                  (k) Due Diligence. The Purchaser shall have completed its financial, accounting, operational and legal due diligence in a manner satisfactory to such Purchaser in its sole discretion.

                  (l) Consent of Senior Lender. The Company shall have received, and shall deliver to the Purchaser a copy of, the written consent of Bank of America, the Company's senior lender (the "Senior Lender") to the transactions contemplated by this Agreement.

                  (m) Intercreditor Agreement. The Senior Lender and the Purchaser shall have entered into an intercreditor agreement.

                                   ARTICLE 5

                                LEGEND AND STOCK

         The Company will issue one or more certificates representing the Debentures and the Warrants in the name of the Purchaser and in such denominations to be specified by the Purchaser prior to (or from time to time subsequent to) Closing. Each certificate representing the Debentures and the Warrants and any shares of Common Stock issued upon conversion or exercise thereof initially shall be stamped or otherwise imprinted with a legend substantially in the following form:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE TRANSFERRED, PLEDGED OR OTHERWISE SOLD OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

         The Company agrees to reissue Debentures and Warrants without the legend set forth above at such time as (i) the holder thereof is permitted to dispose of such Debentures and/or Warrants and Common Stock issuable upon conversion or exercise thereof pursuant to Rule 144(k) under the Act, or (ii) such Debentures and/or Warrants are sold to a purchaser or purchasers who (in the opinion of counsel to the seller or such purchaser(s), in form and substance reasonably satisfactory to the Company and its counsel) are able to dispose of such shares publicly without registration under the Act.

         Prior to the Registration Statement (as defined in the Registration Rights Agreement) being declared effective, any Common Shares issued pursuant to conversion of Debentures or Warrant Shares issued upon exercise of the Warrants shall bear a legend in the same form as the legend indicated above. Upon such Registration Statement becoming effective, the Company agrees to promptly, but no later than three (3) business days thereafter, issue new certificates representing such Common Shares and Warrant Shares without such legend. Any Common Shares issued pursuant to conversion of Debentures or Warrant Shares issued upon exercise of the Warrants after the Registration Statement has become effective shall be free and clear of any legends, transfer restrictions and stop orders. Notwithstanding the removal of such legend, the Purchaser agrees to sell the Common Shares and Warrant Shares represented by the new certificates in accordance with the applicable prospectus delivery requirements (if copies of a current prospectus are provided to such Purchaser by the Company) or in accordance with an exception from the registration requirements of the Act.

         Upon the registration under the Act thereof (or upon the applicability of Rule 144(K) under the Act), the Common Shares and the Warrant Shares may be pledged pursuant to a bona fide margin account or lending arrangement.

                                   ARTICLE 6

                                  MISCELLANEOUS

         Section 6.1 Stamp Taxes. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Debentures and Warrants pursuant hereto, the Common Shares issued upon conversion thereof, and the Warrant Shares issued upon exercise of the Warrants.

         Section 6.2 Specific Performance; Consent to Jurisdiction; Jury Trial.

                  (a) The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

                  (b) THE COMPANY AND THE PURCHASER (I) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT, THE NEW YORK STATE COURTS AND OTHER COURTS OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (II) HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH SUIT ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER. THE COMPANY AND THE PURCHASER CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR LIMIT ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

                  (c) THE COMPANY AND THE PURCHASER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

         Section 6.3 Entire Agreement; Amendment. This Agreement, together with the Registration Rights Agreement, the Security Agreement, the Warrants, the Debentures and the agreements and documents executed in connection herewith and therewith, contains the entire understanding of the parties with respect to the matters covered hereby and thereby and, except as specifically set forth herein or therein, neither the Company nor any Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

         Section 6.4 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing by mail, facsimile or personal delivery and shall be effective upon actual receipt of such notice. The addresses for such communications shall be:

                to the Company:

                           U.S. Plastic Lumber Corp.
                           2300 Glades Road
                           Suite 440 West
                           Boca Raton, Florida 33431
                           Attention: Bruce Rosetto
                           Facsimile: (561) 394-5335

              with copy to:

                           Blank Rome Comisky & McCauley LLP
                           One Logan Square
                           Philadelphia, Pennsylvania  19103
                           Attention: Alan L. Zeiger, Esq.
                           Facsimile: (215) 569-5628

              to the Purchaser:

                           To the Purchaser at the address and/or fax number set forth on SCHEDULE I of this Agreement.

              with copy to:

                           Kleinberg, Kaplan, Wolff & Cohen, P.C.
                           551 Fifth Avenue, 18th Floor
                           New York, New York 10176
                           Attention:  Lawrence D. Hui, Esq.
                           Facsimile:  (212) 986-8866

Any party hereto may from time to time change its address for notices by giving at least 10 days' written notice of such changed address to the other parties hereto.

         Section 6.5 Indemnity. Each party shall indemnify each other party against any loss, cost or damages (including reasonable attorney's fees but excluding consequential damages) incurred as a result of such parties' breach of any representation, warranty, covenant or agreement in this Agreement.

         Section 6.6 Waivers. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         Section 6.7 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         Section 6.8 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The parties hereto may amend this Agreement without notice to or the consent of any third party. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of all Purchasers (which consent may be withheld for any reason in their sole discretion), except that the Company may assign this Agreement in connection with the sale of all or substantially all of its assets provided that the Company is not released from any of its obligations hereunder, such assignee assumes all obligations of the Company hereunder, and appropriate adjustment of the provisions contained in this Agreement, the Registration Rights Agreement, the Security Agreement, the Debentures and the Warrants is made, in form and substance satisfactory to the Purchasers, to place the Purchasers in the same position as they would have been but for such assignment, in accordance with the terms of the Debentures and the Warrants. No Purchaser may assign this Agreement (in whole or in part) or any rights or obligations hereunder without the consent of the Company (which shall not be unreasonably withheld).

         Section 6.9 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         Section 6.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

         Section 6.11 Survival. The representations and warranties and the agreements and covenants of the Company and the Purchaser contained herein shall survive the Closing.

         Section 6.12 Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

         Section 6.13 Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the name of any Purchaser without the express written agreement of such Purchaser, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. The Company agrees that it will deliver a copy of any public announcement regarding the matters covered by this Agreement or any agreement and document executed herewith to the Purchaser and any public announcement including the name of the Purchaser to such Purchaser, reasonably in advance of the release of such announcements.

         Section 6.14 Severability. Intentionally omitted.

         Section 6.15 Like Treatment of Holders; Redemption. Neither the Company nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration (immediate or contingent), whether by way of interest, fee, payment for the redemption or conversion of Debentures or exercise of the Warrants, or otherwise, to any holder of Debentures or Warrants, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment of any terms or provisions of the Debenture or this Agreement or the Registration Rights Agreement or the Security Agreement or the Warrants, unless such consideration is required to be paid to all holders of Debentures and Warrants bound by such consent, waiver or amendment whether or not such holders so consent, waive or agree to amend and whether or not such holders tender their Debentures or Warrants for redemption, conversion or exercise. The Company shall not, directly or indirectly, redeem any Debentures unless such offer of redemption is made pro rata to all holders of Debentures on identical terms. Any amendments to the terms of this Agreement may be effected if consented to by a majority in principal amount of the Debentures.

         Section 6.16 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.


                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                       COMPANY:

                                       U.S. PLASTIC LUMBER CORP.


                                       By: /s/ Bruce C. Rosetto
                                          --------------------------------------
                                       Name: Bruce C. Rosetto
                                       Title: Vice President and General Counsel


                                       PURCHASER:

                                       HALIFAX FUND, L.P.

                                       By:  THE PALLADIN GROUP, L.P.
                                            Attorney-in-Fact

                                       By: /s/ Robert Chender
                                          --------------------------------------
                                       Name: Robert Chender
                                       Title: Managing Director


   [SIGNATURE PAGE TO U.S. PLASTIC LUMBER CORP. DEBENTURE PURCHASE AGREEMENT]

                             EXHIBITS AND SCHEDULES


Schedule I                         List of Purchasers
Exhibit 1.1A                       Form of Debenture
Exhibit 1.1B                       Form of Warrant
Schedule 2.1(a)                    List of Subsidiaries
Schedule 2.1(c)                    Capitalization; Preemptive Rights
Exhibit 2.1(c)(i)                  Certificate of Incorporation of the Company
Exhibit 2.1(c)(ii)                 By-Laws of the Company
Schedule 2.1(p)                    Litigation Disclosure
Schedule 2.1(s)                    Outstanding Securities Subject to Registration Rights, etc.
Schedule 2.1(aa)                   Real Property
Schedule 2.1(gg)                   Schedule of Principal Payments to Senior Credit Facility
Exhibit 4.2(e)                     Opinion of Company Counsel
Exhibit 4.2(f)                     Registration Rights Agreement

                                   SCHEDULE I


                                           OUTSTANDING PRINCIPAL       NUMBER
                                                 AMOUNT                  OF
PURCHASER                                     OF DEBENTURES            WARRANTS     PURCHASE PRICE
---------                                  ---------------------       --------     --------------
HALIFAX FUND, LP                               $ 4,000,000             250,000       $ 4,000,000
c/o The Palladin Group, L.P.
Investment Manager
195 Maplewood Avenue
Maplewood, New Jersey  07040
Attn:  Robert Chender

Facsimile: (973) 313-6491

                        SCHEDULE 1 TO SECURITY AGREEMENT

CHIEF EXECUTIVE OFFICE LOCATIONS:


GRANTOR:                                             LOCATION:                           STATE OF INCORPORATION
--------------------------------------------------------------------------------------------------------------------------
U.S. PLASTIC LUMBER CORP.                            2300 W. Glades Road, Ste. 440W      Nevada
                                                     Boca Raton, FL 33431
--------------------------------------------------------------------------------------------------------------------------
U.S. PLASTIC LUMBER LTD.                             2600 West Roosevelt Road            Delaware
                                                     Chicago, IL 60608
--------------------------------------------------------------------------------------------------------------------------
INTEGRATED TECHNICAL SERVICES, INC.                  1000 Crawford Place                 Delaware
                                                     Mt. Laurel, NJ 08054
--------------------------------------------------------------------------------------------------------------------------
BARBELLA ENVIRONMENTAL TECHNOLOGY, INC.              1000 Crawford Place                 New Jersey
                                                     Mt. Laurel, NJ 08054
--------------------------------------------------------------------------------------------------------------------------
CLEAN EARTH OF MARYLAND, INC.                        1000 Crawford Place                 Maryland
                                                     Mt. Laurel, NJ 08054
--------------------------------------------------------------------------------------------------------------------------
CLEAN EARTH OF NEW CASTLE, INC.                      1000 Crawford Place                 Delaware
                                                     Mt. Laurel, NJ 08054
--------------------------------------------------------------------------------------------------------------------------
CLEAN EARTH OF PHILADELPHIA, INC.                    1000 Crawford Place                 Delaware
                                                     Mt. Laurel, NJ 08054
--------------------------------------------------------------------------------------------------------------------------
CLEAN EARTH OF NORTH JERSEY, INC.                    1000 Crawford Place                 New Jersey
                                                     Mt. Laurel, NJ 08054
--------------------------------------------------------------------------------------------------------------------------
CLEAN EARTH OF CARTERET, INC.                        1000 Crawford Place                 Delaware
                                                     Mt. Laurel, NJ 08054
--------------------------------------------------------------------------------------------------------------------------
CLEAN ROCK PROPERTIES, LTD.                          1000 Crawford Place                 Maryland
                                                     Mt. Laurel, NJ 08054
--------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED TECHNOLOGIES, INC.                      1000 Crawford Place                 Pennsylvania
                                                     Mt. Laurel, NJ 08054
--------------------------------------------------------------------------------------------------------------------------
ALLIED WASTE SERVICES, INC.                          1000 Crawford Place                 Delaware
                                                     Mt. Laurel, NJ 08054
--------------------------------------------------------------------------------------------------------------------------
CLEAN EARTH, INC.                                    1000 Crawford Place                 Delaware
                                                     Mt. Laurel, NJ 08054
--------------------------------------------------------------------------------------------------------------------------
CARTERET ASPHALT CORPORATION                         1000 Crawford Place                 Delaware
                                                     Mt. Laurel, NJ 08054
--------------------------------------------------------------------------------------------------------------------------
THE EAGLEBROOK GROUP, INC.                           2600 West Roosevelt Road            Delaware
                                                     Chicago, IL 60608
--------------------------------------------------------------------------------------------------------------------------
U.S. PLASTIC LUMBER FINANCE CORPORATION              2300 W. Glades Road, Ste. 440W      Delaware
                                                     Boca Raton, FL 33431
--------------------------------------------------------------------------------------------------------------------------
U.S. PLASTIC LUMBER IP CORPORATION                   2300 W. Glades Road, Ste. 440W      Delaware
                                                     Boca Raton, FL 33431
--------------------------------------------------------------------------------------------------------------------------
ADVANCED REMEDIATION & DISPOSAL TECHNOLOGIES OF      1000 Crawford Place                 Delaware
DELAWARE                                             Mt. Laurel, NJ 08054
--------------------------------------------------------------------------------------------------------------------------

INVENTORY AND EQUIPMENT LOCATIONS:

See above and see attached

                                 SCHEDULE 2.1(a)
                                  SUBSIDIARIES



The Company has no subsidiaries, except as set forth in the organizational chart shown below. All subsidiaries are 100% owned with the exception of Carteret Materials Corp., which is only owned 80% by the Company.



                             [ORGANIZATIONAL CHART]

                                 SCHEDULE 2.1(c)
                                 CAPITALIZATION

                              CAPITALIZATION TABLE
                              AS OF MARCH 31, 2001

Common Shares Authorized                            100,000,000 Par Value $.0001
Preferred Shares Authorized                           5,000,000 Par Value $.001


Common Stock Outstanding                             35,041,772

Options/Warrants Outstanding(1)                       5,389,000

Series D Preferred(2)                                 1,187,285

Series E Preferred(2)                                 1,714,285

Convertible Debentures
   Halifax Fund(3)                                      762,485 contains floating conversion price
   Stout Partnership(3)                               2,500,000 contains floating conversion price

Equity Line
   Fusion Capital(4)                                          0



(1) Vast majority of the options are out of the money at the current time. The underlying stock is registered.

(2) The Company has a right to force redemption of face amount. If conversion does occur, the ratio of common shares to preferred shares is 1:1. If the Company does not redeem and the preferred are converted, the Company must register the common shares.

(3) The underlying stock for the Halifax Fund is registered. Due to substantial decrease in trading price, in the event of conversion the number of shares issued may be significantly higher than that presented above.

(4) The Company executed a Purchase Agreement with Fusion Capital Fund II for the purpose of establishing an equity line. No shares have been issued under this equity line as of the date hereof, but the Company is in the process of filing an S-2 registration statement with the Securities and Exchange Commission to register shares of common stock to support the equity line.

                               SCHEDULE 2.1(c)(i)
                          CERTIFICATE OF INCORPORATION

                               SCHEDULE 2.1(c)(ii)
                                     BYLAWS

                                 SCHEDULE 2.1(p)
                                   LITIGATION


A. Pending Matters:

With the exception of litigation in the ordinary course of business, the Company has no other litigation pending, or to its knowledge, threatened other than as specifically set forth below.

1. Clean Earth, Inc. v. Vincent Iuliano and New England Wholesale Truck. This matter was filed by the Company against Mr. Iuliano on June 9, 2000 alleging usurpation of corporate opportunity, damages from unauthorized taking of corporate assets, and seeking a declaratory ruling against Mr. Iuliano with respect to his non-competition provisions of his Employment Agreement. Mr. Iuliano was terminated from employment with the Company for cause in April 2000. Mr. Iuliano was employed as the General Manager of Clean Rock Industries, Inc., a subsidiary of the Company. A Settlement Agreement was reached upholding the non-compete provisions of the Employment Agreement and prohibiting Mr. Iuliano from defaming or harassing the Company. Mr. Iuliano has violated the Settlement Agreement and otherwise made material misrepresentations under the Stock purchase Agreement. Accordingly, USPL has provided notice that the shares held in escrow from the acquisition of CRI will not be released. This action has resulted in an arbitration proceeding regarding the disposition of the escrow shares. We have filed a counterclaim in the arbitration action for damages relative to breach of the Settlement Agreement, breach of the representations in the Stock Purchase Agreement and defamation.

2. Integrated Technical Services, Inc. v. Pugmill Systems, Inc. We filed our Complaint in this matter in early March, 1999. It involves over $300,000 in damages we allege were sustained by our subsidiary, Integrated Technical Services, Inc. due to the failure of equipment manufactured by Pugmill Systems, Inc. to perform to the specifications represented to the Company relative to the Company's handling and processing of dredge material. We will aggressively seek to recover our actual damages of $9,000 and consequential damages of $300,000. Pugmill claims it does not owe consequential damages under contract. Discovery is on-going. Settlement negotiations are likely but have not yet been set.

3. Becker vs. Clean Earth, et al. This matter was filed in the Common Pleas Court of Philadelphia on April 17, 2001. It has named 7 defendants, several of which are subsidiaries of Clean Earth, alleging negligence relative to performance of work at the Stanley Flagg facility. Mr. Becker fell off a roof at that facility and died. Mr. Becker was not an employee of the company but worked for a subcontractor hired by the company. Mr. Becker was not wearing his safety harness when he fell. The Company will file an Answer to the Complaint denying the allegations being made. The Company has submitted this matter to its insurance carrier for defense.

4. Eginiza vs. Integrated Technical Services, Inc. This matter was filed in the Superior Court of New Jersey in July 2000 and is the result of an automobile accident in which the plaintiff died. The driver of the automobile which caused the accident was an employee of our subsidiary, Integrated Technical Services, Inc. The automobile involved in the accident was not owned by the Company. This matter has been submitted to our insurance carrier for defense.

5. There are numerous mattes in which S & Waste Inc. was named as a PRP in several cases dating back ten years or more. The vast majority of those case have been settled. A few remain. See Case Status report of Mark Cohen dated June 2000.

6. Roa v. Magnetic Separators v. USPL: Brought in Chicago as a result of a personal injury Roa sustained in 1995 while operating a conveyor manufactured by defendant. USPL anticipates it will be covered by our insurance carrier, but initial investigation appears to support conclusion that Roa was entirely negligent as he put his hand, intentionally, into the debaling unit for no apparent reason and the equipment had all appropriate safety mechanisms attached and in full working order. We will be filing a Motion for Summary Judgment to dismiss the case.

7. Frontier Recycling: USPL is seeking to bring an action against an Engineer who designed our plant and production capacity expansion in a very poor manner causing substantial delays and cost overruns. USPL is seeking credits for equipment not needed nor functioning appropriately. USPL paid Frontier $2.7 million and balance claimed by Frontier is $300,000. USPL has refused to pay balance as much of the equipment never worked to specifications designed and many items of equipment were never delivered, although USPL was billed for them. USPL records reveal approximately half million dollars of equipment was never delivered so that rather than USPL owing any money to Frontier, it appears from the discovery that Frontier owes USPL money. Litigation has been filed in this matter by a third party vendor against Frontier, who then joined USPL as a third party defendant. USPL will counterclaim that all money has been paid to Frontier and that, in fact, Frontier has been overpaid by USPL. We will defend this matter vigorously.

8. USPL vs. Bailey: We filed a lawsuit against Bailey claiming theft of goods from USPL by former manager of USPL location in CA. Approximate value of material: $250,000. Bailey has filed a counterclaim for wrongful discharge of employment, defamation, breach of contract, invasion of privacy, and emotional distress. We will be vigorous in our defense of the counterclaim.

9. Bernal vs. Eaglebrook Products, Inc. This action was filed in the common please court of Montgomery County, Ohio on April 19, 2001 seeking $25,000 in damages for defective SmartDeck product. We have inspected the deck and believe the problem is poor installation by the contractor and not a problem with our product. We will file an Answer defending our position.

10. Herzog vs. USPL: Action filed in the Superior Court of New Jersey on January 29, 2001. Claim is for less than $50,000. Claim is based upon breach of warranty. Plastic deck was purchased from RPI in 1996, a company subsequently merged into USPL. Claim alleges the plastic deck has faded and plaintiff seeks damages for breach of an express warranty by RPI and its distributor at the time of sale that said product would not fade. Our experts have inspected the deck and find no problems. We will vigorously defend.

11. Southern Wood Services v. USPL. We executed a contract with Southern Wood Services in 2000 to provide woodflour whereby Southern Wood Services will claim it was a "take or pay" contract. They currently provide sawdust as a feedstock for our SmartDeck manufacturing process in Ocala, FL. Their woodflour operation was delayed in construction and start-up. They will claim that Southern Wood Services built this plant in reliance upon our contract. We still purchase sawdust from Southern Wood Services despite the dispute on woodflour. They are seeking to try to force us to purchase woodflour in lieu of the sawdust. We no longer need the woodflour as we have purchased capital equipment in Ocala to allow us to use the sawdust in lieu of the woodflour. Sawdust is a much less expensive raw material. Our claim is that the contract was breached by Southern Wood Services by their failure to become operational by October 2000 as required in the contract, therefore we needed to mitigate our damages by transforming our operation to handle sawdust. An arbitration action has been filed by Southern Wood Services seeking $3.3 million in damages. We will vigorously defend this action.

12. Diesel Enterprises v. USPL. This action was filed on April 26, 2001. It is a claim for approximately $40,000 for trucking services to USPL. We will vigorously defend this matter claiming we were overcharged and improperly billed.

B. Accounts receivable Claims:

1. CTI from New York DOS - approximately $500,000. Met with account executive in NYDOS and informed that claim is being processed.

2. Quakertown - claim has been submitted to PA DEP in the approximate amount of $6 million. Settlement discussions are on-going.

3. Howland Hook - Intent to file claim has been filed. Approximately $1.1 million. Claim will probably be filed within next few weeks.

4. Reaches B, C & D - Notice of claim has been filed. Approximately $300,000.

5. Flagg Brass Industrial: Claim has been made for approximately $97,000. Flagg has refused to pay alleging that ITS owes an indemnity obligation back to Flagg as a result of DEP issues that Flagg has incurred with PA DEP. The PA DEP has issued an Order and Civil Penalty Assessment against Flagg. Our claim is that we completed all work in accordance with specifications and that issues between Flagg and DEP are not related to any work performed by ITS. Lien has been placed on property.

6. Penny & R: Approximately $500,000. We filed Complaint. Discovery is undergoing. We are aggressively seeking to collect. However, one of the defendants, American Appliance, recently filed Chapter 11 Reorganization. American Appliance is not related to Penny & R, except as a customer. As a result of Bankruptcy action, and automatic stay is in place so we are now requesting permission from the Bankruptcy court to proceed with our litigation against the non-related defendants that are not a part of the Bankruptcy action.

7. 1113 Building Group: Claim for $113,000. We filed lien. Seeking to collect. Property has been sold so we expect to collect at closing, perhaps within 30 days.

8. Goldman Sachs: USPL has a claim for approximately $1 million. Notice has been provided. Claim report has not been submitted yet. Likely to negotiate a settlement once claim is filed. Claim should be ready in next few weeks.

C. Potential Threatened Litigation

1. Specialty Sawdust vs. USPL: No action has been filed, but USPL has received correspondence from a law office representing Specialty Sawdust claiming breach of contract relative to "take or pay" provisions in a raw material supply contract and the construction of a plant to produce raw material on behalf of USPL in reliance up the contract. USPL has responded that it has no legal obligations under the contract at this time. In the event litigation pursues, USPL will defend vigorously.

                                SCHEDULE 2.1 (s)
                                OTHER PURCHASERS


The Company executed a Purchase Agreement with Fusion Capital Fund II for the purpose of establishing an equity line. No shares have been issued under this equity line as of the date hereof, but the Company is in the process of filing an S-2 registration statement with the Securities and Exchange Commission to register shares of common stock to support the equity line.

                                SCHEDULE 2.1 (aa)
                               LIST OF PROPERTIES


See attached spreadsheet

                                SCHEDULE 2.1 (gg)
            SCHEDULE OF PRINCIPAL PAYMENTS TO SENIOR CREDIT FACILITY

                           AMORTIZATION OF TERM LOANS

     DATE                                                PRINCIPAL PAYMENT
     ----                                                -----------------
September 30, 2000                                          $ 1,250,000

December 31, 2000                                           $ 1,250,000

March 31, 2001                                              $ 1,250,000

June 30, 2001                                               $ 1,250,000

September 30, 2001                                          $ 2,500,000

December 31, 2001                                           $ 2,500,000

March 31, 2002                                              $ 2,500,000

June 30, 2002                                               $ 2,500,000

September 30, 2002                                          $ 3,750,000

December 31, 2002                                           $ 3,750,000

March 31, 2003                                              $ 3,750,000

Maturity                                                    $ 3,750,000

TOTAL                                                       $30,000,000